                                                                      Exhibit 12


                          SOUTH JERSEY INDUSTRIES, INC.
         Calculation of Ratio of Earnings from Continuing Operations to
                       Fixed Charges (Before Income Taxes)
                                 (IN THOUSANDS)


                                     Fiscal Year Ended December 31,
                         -------------------------------------------------------
                            1999       1998       1997       1996       1995
                         -------------------------------------------------------
Net Income*                 $21,977    $13,444    $18,429    $18,265    $14,874

Income Taxes                 16,428     11,659     10,739     10,171      8,753

Fixed Charges**              24,300     22,436     20,320     20,408     20,442

Capitalized Interest           (390)      (167)      (107)      (114)       (98)
                         -------------------------------------------------------

Total Available             $62,315    $47,372    $49,381    $48,730    $43,971
                         =======================================================


Total Available                2.6x       2.1x       2.4x       2.4x       2.2x
--------------------
Fixed Charges




 *  Net Income before Discontinued Operations.

** Includes interest and preferred securities dividend requirements of a subsidiary.
